Exhibit 4.2

UNITED AIRLINES, INC.,

AS ISSUER,

TO

WILMINGTON TRUST COMPANY,

AS TRUSTEE

___________________________

SECOND SUPPLEMENTAL INDENTURE

DATED MAY 15, 2014

SUPPLEMENTING AND AMENDING THE INDENTURE
DATED AS OF NOVEMBER 10, 2000

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of May 15, 2014 (hereinafter called the “Second Supplemental Indenture”), is between UNITED AIRLINES, INC. (formerly known as Continental Airlines, Inc.), a Delaware corporation (hereinafter called the “Company”), WILMINGTON TRUST COMPANY, a Delaware trust company, as trustee under the Original Indenture referred to below (hereinafter called the “Trustee”), and UNITED CONTINENTAL HOLDINGS, INC., a Delaware corporation (“hereinafter called “UAL”).

RECITALS

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of November 10, 2000 (the “Original Indenture”), relating to the issuance by the Company of its 6% Convertible Junior Subordinated Debentures due 2030 (the “Debentures”), as supplemented and amended by the First Supplemental Indenture, dated October 1, 2010 (the “First Supplemental Indenture”) (the Original Indenture, as supplemented by the First Supplemental Indenture and this Second Supplemental Indenture, is hereinafter referred to as the “Indenture”);

WHEREAS, UAL wishes to guarantee the obligations of the Company, which is a wholly owned subsidiary of UAL, under the Debentures as provided in Article II below, and each of the Company and UAL has duly authorized the execution and delivery of this Second Supplemental Indenture in order to provide for such guarantee;

WHEREAS, the Company has requested the Trustee, and the Trustee has agreed, to join with it and UAL in the execution and delivery of this Second Supplemental Indenture;

WHEREAS, Section 9.01 of the Original Indenture provides that the Company, acting pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into an indenture supplemental to the Original Indenture, without the consent of any Holders of the Debentures, under the circumstances of this Second Supplemental Indenture;

WHEREAS, the Company has furnished the Trustee with an Opinion of Counsel, provided under Section 9.03 of the Indenture, stating that the execution of this Second Supplemental Indenture is authorized or permitted by the Indenture, and each of the Company and UAL has delivered to the Trustee a Board Resolution authorizing the execution and delivery of this Second Supplemental Indenture;

WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement of the Company, UAL and the Trustee and a valid amendment of and supplement to the Indenture have been done.  The entry into this Second Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and

WHEREAS, each of the Company and UAL has duly authorized the execution and delivery of this Second Supplemental Indenture, and all things necessary have been done to make the debenture guarantee of UAL contained in Article II below the valid obligation of UAL, and to make this Second Supplemental Indenture a valid agreement of the Company and UAL, in accordance with their respective terms;

NOW THEREFORE:

It is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Debentures, as follows:

ARTICLE I

RELATION TO ORIGINAL INDENTURE; DEFINITIONS

Definitions.                      For all purposes of the Indenture and this Second Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a)  the terms defined in this Article have the meanings assigned to them in this Article;

(b)  the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(c)  capitalized terms used but not defined herein are used as they are defined in the Indenture; and

(d)  “Debenture Guarantee” means the guarantee by UAL of the Debentures and the Company’s obligations under the Indenture contained in Article II hereof.

(e)  "Debt" means (i) the principal of and premium and interest, if any, on indebtedness for money borrowed, together with all fees, indemnities and expenses payable under such obligations, (ii) purchase money and similar obligations, (iii) obligations under capital leases, (iv) guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which UAL is responsible for the payment of, such indebtedness of others, (v) renewals, extensions and refunding of any such indebtedness, (vi) interest or obligations in respect of any such indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings and (vii) obligations associated with derivative products such as (a) securities contracts and foreign currency exchange contracts, (b) derivative instruments, such as swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange agreements, options, commodity futures contracts and commodity options contracts, and (c) similar financial instruments.

(f)  "UAL Senior Obligations" means (i) all Debt of UAL and (ii) any amount payable in respect of a long-term operating lease of aircraft or aircraft engines, in each case, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, except such Debt or lease obligations that are expressly stated to rank junior in right of payment to, or pari passu in right of payment with, the Debenture Guarantee; provided, however, that UAL Senior Obligations shall not be deemed to include (a) any Debt of UAL which, when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, was without recourse to UAL, (b) trade accounts payable and accrued liabilities arising in the ordinary course of business, (c) any Debt of UAL to any of its

Subsidiaries (as defined in the Indenture), (d) Debt to any employee of UAL and (e) Debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such Debt by the Holders of the Debentures as a result of the subordination provisions of this Second Supplemental Indenture would be greater than such payments otherwise would have been as a result of any obligation of such holders of such Debt to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such Debt is subject.

ARTICLE II

THE DEBENTURE GUARANTEE

Section 2.1 The Debenture Guarantee.  Subject to the provisions of Article III hereof, UAL hereby fully and unconditionally guarantees to each Holder of the Debentures and to the Trustee the due and punctual payment of the principal of (and premium, if any) and interest, if any, on the Debentures, when and as the same shall become due and payable, whether at Stated Maturity, upon redemption, upon acceleration, upon tender for repayment at the option of any Holder or otherwise, according to the terms thereof and of the Indenture and all other obligations of the Company with respect to the Debentures or under the Indenture to the Holders or the Trustee.  In case of the failure of the Company or any successor thereto under the Indenture punctually to pay any such principal, premium, interest or other obligation, subject to the provisions of Article III hereof, UAL hereby agrees to cause any such payment to be made punctually when and as the same shall be come due and payable, whether at Stated Maturity, upon redemption, upon acceleration, upon tender for repayment at the option of any Holder or otherwise, as if such payment were made by Company with respect to the Debentures or under the Indenture.

UAL hereby agrees that its Debenture Guarantee shall be as if UAL were principal debtor and not merely surety and shall be absolute and unconditional, irrespective of the validity, regularity or enforceability of the Debentures or the Indenture, the absence of any action to enforce the same, any waiver or consent by the Holder of any such Debentures with respect to any provisions thereof, the recovery of any judgment against the Company or any action to enforce the same, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.  UAL hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever, and UAL covenants that its obligations hereunder will not be discharged except by complete performance by the Company of its obligations contained in the Debentures and the Indenture or by UAL of its Debenture Guarantee.

If the Trustee or the Holder of any Debenture is required by any court or otherwise to return to the Company or UAL, or any custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official acting in relation to the Company or UAL, any amount paid to the Trustee or such Holder in respect of a Debenture or under the Indenture or in respect of the

Debenture Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.  UAL further agrees, to the fullest extent that it may lawfully do so, that, as between UAL, on the one hand, and the Holders and the Trustee, on the other hand, the maturity of the obligations of the Company guaranteed by UAL hereby may be accelerated as provided in Article V of the Indenture for the purposes of the Debenture Guarantee, notwithstanding any stay, injunction or other prohibition extant under any applicable bankruptcy law preventing such acceleration in respect of the obligations guaranteed hereby.

UAL shall be subrogated to all rights of the Holders of the Debentures and the Trustee against the Company in respect of any amounts paid by UAL on account of the Debentures or the Indenture; provided, however, that UAL shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until the principal of (and premium, if any, on) and interest, if any, on all the Debentures shall have been paid in full.

ARTICLE III

SUBORDINATION OF THE DEBENTURE GUARANTEE

Section 3.1 Agreement to Subordinate.   UAL’s obligations under the Debenture Guarantee shall, to the extent and in the manner hereinafter set forth, be subordinated and junior in right of payment to the prior payment in full of all UAL Senior Obligations, whether outstanding at the date of this Second Supplemental Indenture or thereafter incurred; provided, however, that no provision of this Article III shall prevent the occurrence of any default or Event of Default under Section 5.01 of the Indenture.

Section 3.2 Default on UAL Senior Obligations.  In the event and during the continuation of any default by UAL in the payment of principal, premium, interest or any other payment due on any UAL Senior Obligations continuing beyond the period of grace, if any, specified in the instrument evidencing such UAL Senior Obligations, unless and until such default shall have been cured or waived or shall have ceased to exist, and in the event that the maturity of any UAL Senior Obligations has been accelerated because of a default, then no payment shall be made by UAL with respect to the Debenture Guarantee.

In the event that, notwithstanding the foregoing, any payment shall be received by the Trustee when such payment is prohibited by the preceding paragraph of this Section 3.2, subject to Section 12.06 of the Indenture (as applied to this Second Supplemental Indenture by virtue of the immediately succeeding paragraph), such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of UAL Senior Obligations or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such UAL Senior Obligations may have been issued, as their respective interests may appear, but only to the extent that the holders of the UAL Senior Obligations (or their representative or representatives or a trustee) notify the Trustee in writing within 90 days of such payment of the amounts then due and owing on the UAL Senior Obligations and only the amounts specified in such notice to the Trustee shall be paid to the holders of UAL Senior Obligations.

The provisions of Section 12.03, 12.04, 12.06, 12.07 and 12.08 of the Indenture shall apply to this Article III mutatis mutandis, with references therein to the “Company” be deemed to be references to “UAL,” references therein to “Senior Obligations” be deemed to be references to “UAL Senior Obligations” and references therein to the “Securities” be deemed to be references to the “Debenture Guarantee”.

ARTICLE IV

MERGER, CONSOLIDATION, TRANSFER OF ASSETS

UAL shall not consolidate with or merge into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all its properties and assets to, any Person, unless:

(a)  UAL is the surviving Person in such merger or the resulting, surviving or transferee Person (the “Successor Guarantor”) shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Successor Guarantor (if not UAL or the Company) shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of UAL under the Debenture Guarantee; and

(b)  the Successor Guarantor or UAL, as applicable, shall deliver to the Trustee an Officer’s Certificate stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

In the event of the assumption by the Successor Guarantor of the obligations of UAL as provided above, such Successor Guarantor shall succeed to and be substituted for UAL hereunder and under the Debenture Guarantee and all such obligations of UAL shall terminate.  In the event of any such consolidation, merger, sale, conveyance, transfer, lease or other disposition between UAL and the Company, the Debenture Guarantee shall be deemed terminated upon consummation of such transaction.

ARTICLE V

MISCELLANEOUS

           Section 5.1 Concerning the Trustee.  The recitals herein contained are made by UAL and the Company and not by the Trustee, and the Trustee does not assume any responsibility for the correctness thereof.  The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture or the Debenture Guarantee.  All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this Second Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

Section 5.2 Supplemental Indenture Controls. In the event of a conflict or inconsistency between the Indenture and this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture shall control.

           Section 5.3 Governing Law.  THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 5.4 Multiple Originals.  The parties may sign any number of copies of this Second Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 5.5 Confirmation of Indenture.  The Original Indenture, as supplemented and amended by the First Supplemental Indenture and this Second Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 4.6 Headings and Table of Contents.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Second Supplemental Indenture on behalf of the respective parties hereto as of the date first above written.

UNITED AIRLINES, INC.

By:	/s/ Gerald Laderman
Name: Gerald Laderman
Title: Vice President Finance, Procurement & Treasurer

Attest:

/s/ Jennifer Kraft
Name: Jennifer Kraft
Title: Deputy General Counsel and Assistant Secretary

UNITED CONTINENTAL HOLDINGS, INC.

By:	/s/ Gerald Laderman
Name: Gerald Laderman
Title: Vice President Finance, Procurement & Treasurer

Attest:

/s/ Jennifer Kraft
Name: Jennifer Kraft
Title: Deputy General Counsel and Assistant Secretary

WILMINGTON TRUST COMPANY, AS TRUSTEE

By:	/s/ Chad May
Name: Chad May
Title: Assistant Vice President